Exhibit (a)(10)
LEGG MASON PARTNERS TRUST II
Certificate of Amendment
     The undersigned, being the Assistant Secretary of Legg Mason Partners Trust II (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to Section 6.11 of the of the Trust’s Amended and Restated Declaration of Trust, dated September 28, 2001, as amended (hereinafter referred to as the “Declaration of Trust”), that by action of at least a majority of the Trustees then in office at a meeting duly called and held on June 19, 2006, the Trustees, pursuant to Section 6.11 of the Declaration of Trust, changed the name of a series of shares of beneficial interests of the Trust as follows:

Current Series Name	New Series Name
Legg Mason Partners International Large Cap Fund	Legg Mason Partners Global Equity Fund
     This Amendment shall become effective on October 1, 2006.
     IN WITNESS WHEREOF, the undersigned, Assistant Secretary of the Trust, has executed this Certificate as of the 29th day of September, 2006.

LEGG MASON PARTNERS TRUST II
By:	/s/ Thomas C. Mandia
Thomas C. Mandia
Assistant Secretary